{Letterhead of On The Go Healthcare, Inc.}



April 24, 2003


Michael A. Littman
Attorney at Law
7609 Ralston Road
Arvada, CO 80002
Phone(303) 422-8127
Fax (303) 431-1567


Re:  Letter Agreement As to Payment of Services Previously Rendered


Dear Mr. Littman:

This letter agreement (the "Agreement") sets forth our understanding whereby On The Go Healthcare, Inc. ("OTG") has agreed to issue to Michael A. Littman (the "Attorney") Two Hundred and Fifty Thousand (250,000) shares of
OTG common stock (the "Shares") in lieu of cash payment for legal services previously rendered to OTG by the Attorney.

The Shares shall be registered on Form S-8 with the Securities and Exchange Commission (the "Registration Statement").

By signing this Agreement below, Attorney acknowledges and agrees that the amount set forth above includes payment for the preparation and filing of the Form S-8 registration statement in which the Shares being delivered to the Attorney as set forth herein are covered.

OTG acknowledges and agrees that the Attorney, has at all times rendered good, adequate and legally sufficient services for OTG, and has performed in accordance with the requests of OTG in a timely, competent and professional manner, and that OTG has no claims against the Attorney.

By signing this Agreement, OTG, hereby acknowledge that they are entering into and signing this Agreement of their own free will, and that we have been advised to seek independent legal counsel prior to entering into and performing any aspect of this Agreement. In particular, we acknowledges our understanding that the issuance of shares in a corporation to legal counsel which will continue to provide legal services for such corporation may create actual conflicts of interest in the future, and may potentially render the continued provision of legal services to such corporation impracticable or improper under certain situations. We acknowledge that they have either obtained such independent counsel, or voluntarily waived the right to do so after being advised to by a representative of the Attorney.

This Agreement is made in Canada and shall be governed by and construed in accordance with the internal laws of the Province of Ontario applicable to the enforcement and operation of such instruments within this Province, without giving effect to principles of conflicts of law applied thereby.

The provisions of this Agreement are severable, and if any one or more provisions is determined to be illegal, indefinite, invalid or otherwise unenforceable, in whole or in part, by any court of competent jurisdiction, then the remaining provisions of this Agreement and any partially unenforceable provisions to the extent enforceable in the pertinent jurisdiction, shall continue in full force and effect and shall be binding and enforceable on the parties.

This letter memorializes in writing the agreement made with OTG and the Attorney. If this letter correctly sets forth your understanding and agreement with respect to the matters mentioned above, please execute and return one copy of this Agreement to the undersigned via facsimile and U.S. Mail and we will forward the certificates evidencing the issuance of the Shares at our earliest convenience.


Very truly yours,


On The Go Healthcare, Inc




/s/Stuart Turk
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Stuart Turk
President




The undersigned hereby confirms and agrees that this letter, effective as of April 24, 2003 , sets forth our complete understanding and agreement with On The Go Healthcare, Inc



Michael A. Littman Attorney at Law



/s/Michael A. Littman
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Michael A. Littman